Execution Copy
EXHIBIT 10.3

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *. A COMPLETE, UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTRIBUTION AND LICENSE AGREEMENT

     THIS CONTRIBUTION AND LICENSE AGREEMENT, including the Exhibits referred to herein and attached hereto (the “Agreement”), is made and entered into as of April 5, 2005 by and among Exeter Life Sciences, Inc., an Arizona corporation with offices at 4455 E. Camelback Road, Phoenix, AZ 85018 (“ELS”), Geron Corporation, a Delaware corporation with offices at 230 Constitution Drive, Menlo Park, CA 94025 USA (“Geron”), and stART Licensing, Inc. (“NewCo”), a Delaware corporation having offices at 4455 East Camelback Road, Suite B100, Phoenix, AZ 85018. ELS, Geron and NewCo will hereinafter be referred to individually as a “Party” and collectively as the “Parties.” ELS and Geron will hereinafter be referred to individually as a “Licensor” and collectively as the “Licensors.”

RECITALS

     WHEREAS, the Licensors have established NewCo for the purpose of managing their respective intellectual property and related rights in the Field (as defined below) pursuant to a Formation and Shareholders Agreement of even date hereto (“Formation and Shareholders Agreement”);

     WHEREAS, the Licensors wish to license or assign to NewCo certain rights under or relating to certain patents and other intellectual property rights, contract rights and certain other rights (such licenses and assignments being referred to as the “Contribution”) pursuant to the terms and conditions hereof, in partial consideration for shares of NewCo to be issued at the Effective Date pursuant to the Formation and Shareholders Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

     All capitalized terms shall have the meaning ascribed to them in this Section 1 or elsewhere in this Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Formation and Shareholders Agreement.

     1.1 “Affiliate” means any Person: (a) that is controlled by, controls, or is under common control with a Party (collectively, a “Controlled Person”); or (b) that is controlled by, controls, or is under common control with any such Controlled Person, in each case for so long as such control continues. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise), provided however, that two companies shall not be deemed to be under common control by virtue of the possession by one Person of such power with respect to both companies if (i) such Person exercises such power solely through delegates, e.g., members of the board of directors of each such company, and (ii) the delegates for the two companies are different, and (iii) neither the delegates nor the Person attempts to coordinate the exercise of such power by the two delegates. For the purpose of this Agreement, no Party shall be considered an “Affiliate” of any other Party.

     1.2 “Change of Control” means a Party’s (i) sale, lease, or other disposition of all or substantially all of its assets, rights or businesses or license or sale of substantially all of its intellectual property, or the acquisition of a Party by, or merger, consolidation, reorganization, business combination of a Party into or with another entity in which the stockholders of a Party immediately prior to such acquisition, merger, consolidation, reorganization or business combination do not own a majority of the outstanding voting shares of the surviving, purchasing, or newly resulting business entity (a “Merger Transaction”); or (ii) any transaction or series of related transactions to which a Party is a party in which in excess of fifty percent (50%) of a Party’s voting power is transferred, provided, however, any consolidation, business combination, or merger effected exclusively to change the domicile of a Party and the issuance of shares by the Party in a transaction whose primary purpose is to raise capital for a Party and does not involve any Merger Transaction, shall not be deemed a Change of Control.

     1.3 “Closing” has the meaning ascribed to such term in the Formation and Shareholders Agreement.

     1.4 “Confidential Information” has the meaning set forth in Section 14.1.

     1.5 “CT Agreement” means that certain Exclusive License Agreement by and between Advanced Cell Technology, Inc., a Delaware corporation with offices at One Innovation Drive, Biotech Three, Worcester, MA 01605 (“ACT”), and ELS dated as of October 22, 2003, as amended by the Letter Agreement between ACT and ELS dated as of October 20, 2003, and as further amended by the ACT letter signed by ACT and agreed and accepted by ELS and UMass dated as of October 21, 2003.

     1.6 “Discloser” means (i), with respect to Licensor Confidential Information, the applicable Licensor, and (ii), with respect to NewCo Confidential Information, NewCo.

     1.7 “Effective Date” means the Closing (as such term is defined in the Formation and Shareholders Agreement).

     1.8 “Field” shall mean

               (i) cloned or chimeric mosaic non-human animals, tissues, and cells, and the creation and production thereof, both transgenic and non-transgenic;

               (ii) all products or by-products comprised of, made in, produced by, derived from, extracted from or isolated from such non-human animals, tissues and cells; and

               (iii) all associated uses of, and services relating to, such non-human animals, tissues, cells, products and by-products.

               The Field includes by way of example, but not limitation, the cloning (including, without limitation, by means of nuclear transfer and chromatin transfer), research, development, making, using, selling, offering for sale, importing, exporting, or otherwise exploiting non-human animals, cells and tissues for any personal, business or commercial purposes, such as cloning endangered, extinct, transgenic or elite animals for use in agriculture, in biomanufacturing of products, including pharmaceuticals and other materials, and in xenotransplantation, and providing animal models for scientific research and development, and including technologies, methods, products and services that directly or indirectly support the cloning of animals. For the purpose of this definition, the term “chimeric mosaic” is intended to include animals generated by nuclear or chromatin transfer of nuclear material into one or more cells of multi-cell embryos and insertion of nuclear transfer or chromatin transfer generated cells into multi-cell embryos.

               Notwithstanding the foregoing, (i) during the period beginning as of the Effective Date and ending upon expiration or termination of the Noncompete Termination Date (as defined in the Disclosure Schedule), the Field shall exclude cloned or chimeric mosaic non-human animals, tissues and cells, and the creation and production thereof, both transgenic and non-transgenic, and all products and by products comprised of, made in, produced by, derived from, extracted from or isolated from such animals, tissues and cells, in each case for (x) xenotransplantation or (y) production of polyclonal antibodies in non-human animals and stem cells (the “Xenotrans-Antibody Subfield”), and (ii) with respect to Patents and Technology Rights governed by the CT Agreement, the Field shall exclude cloned or chimeric mosaic Endangered Species animals, tissues and cells, and the creation and production thereof, both transgenic and non-transgenic, for any and all purposes, and products and by products comprised of, made in, produced by, derived from, extracted from or isolated from such Endangered Species animals, tissues and cells. For the purposes of this definition, “Endangered Species” means any species that is or has ever been (i) extinct or (ii) classified as threatened, vulnerable or in danger of extinction throughout all or a significant portion of its range by any governmental or international authority, treaty, law or regulation or (iii) classified under the guidelines of the Convention of International Trade of Endangered Species of Wild Fauna and Flora.

     1.9 “Future Technology” means, with respect to a Licensor, any and all Technology that is (i) owned, in-licensed or used by such Licensor, (ii) disclosed or otherwise provided by such Licensor to NewCo after the Effective Date (regardless of whether or not such Licensor is obligated to do so), and (iii) not subject to any separate agreement regarding its use or disclosure between NewCo and any of the Licensors entered after the Effective Date other than this Agreement.

     1.10 “Future Technology Rights” means, with respect to a Licensor, any and all Technology Rights in, to and under such Licensor’s Future Technology (i) which are owned by such Licensor, or (ii) with respect to which, and only to the extent that, such Licensor has the right to grant the licenses granted to NewCo under this Agreement without payment of royalties or license fees to third parties on account of such a license, or (iii) with respect to which, and only to the extent that, such Licensor has the right to grant the licenses granted to NewCo under this Agreement with payment of royalties or license fees to third parties on account of such a license and NewCo has agreed to pay such royalties or license fees; in each of (i), (ii) and (iii), owned or licensed at any time after the Effective Date.

     1.11 “Governmental Authority” means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

     1.12 “Improvement Patents” means, with respect to a Licensor, any and all Patents (i) which are owned by such Licensor, or (ii) with respect to which, and only to the extent that, such Licensor has the right to grant the licenses granted to NewCo under this Agreement without payment of royalties or license fees to third parties on account of such a license, or (iii) with respect to which, and only to the extent that, such Licensor has the right to grant the licenses granted to NewCo under this Agreement with payment of royalties or license fees to third parties on account of such a license and NewCo has agreed to pay such royalties or license fees; in each case, whether owned or licensed as of the Effective Date or at any time thereafter and claiming inventions which are covered by one or more claims of the Original Licensed Patents.

     1.13 “Licensed Patents” means the Original Licensed Patents and the Third-Party Patents.

     1.14 “Licensor Patents” means the Patents listed on Exhibit A, and any Related Patents thereof or thereto (collectively, the “Original Licensed Patents”) together with any Improvement Patents.

     1.15 “Licensor Technology” means, with respect to a Licensor, any and all Technology, with the exception of the Third-Party Technology, existing and owned, in-licensed or used by a Licensor as of the Effective Date that is necessary or without which it is impracticable to practice, utilize and commercialize inventions claimed in the Licensed Patents or that is necessary or without which it is impracticable to conduct activities, or operate NewCo’s business, within the Field.

     1.16 “Licensor Technology Rights” means, with respect to a Licensor, any and all Technology Rights in, to and under Licensor Technology (i) which are owned by such Licensor, or (ii) with respect to which, and only to the extent that, such Licensor has the right to grant the licenses granted to NewCo under this Agreement without payment of royalties or license fees to third parties on account of such a license, or (iii) with respect to which, and only to the extent that, such Licensor has the right to grant the licenses granted to NewCo under this Agreement with payment of royalties or license fees to third parties on account of such a license and NewCo has agreed to pay such royalties or license fees; in each case, owned or licensed as of the Effective Date..

     1.17 “Original Licensed Patents” has the meaning set forth in Section 1.14.

     1.18 “Patent(s)” means (i) all patents, invention disclosures, inventor’s certificates and patent applications throughout the world, together with (ii) any renewal, division, continuation (in whole or in part), or continued prosecution application of any of such patents, inventor’s certificates and patent applications, and any and all patents or inventor’s certificates issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing and any other patents claiming priority back to any of the foregoing (all of (ii) collectively being “Related Patents”).

     1.19 “Person” means a natural individual, partnership, firm, corporation, business association, institute, organization, or other entity.

     1.20 “Pre-existing License Agreements” means the agreements and contracts listed on Exhibit D, and any agreements governing any intellectual property rights arising therefrom (e.g., license agreements resulting from the exercise of options or grant-backs thereunder by the applicable Licensor).

     1.21 “Recipient” means (i), with respect to a Licensor’s Confidential Information, NewCo and the other Licensor, as applicable, and (ii), with respect to NewCo Confidential Information, the applicable Licensor.

     1.22 “Retained Licensor Rights” means (a) the license rights retained by the United States government and UMass as described in the UMass Agreement, pursuant to which UMass retains certain rights under its Third-Party Patents for academic research, teaching, and non-commercial patient care and the United States government retains rights under UMass’s Third-Party Patents as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations; (b) rights retained by Roslin as described in the Geron Roslin Agreements, under which Roslin retains the right, without Geron’s consent, to engage in research relating to somatic cell nuclear transfer in non-human animals, alone or in collaboration with others, and in humans, alone or in collaboration with nonprofit academic parties, charitable, research and other not for profit organizations but not in collaboration with any for-profit organizations, solely for the purpose of such permitted activities; and (c) the license rights retained by Roslin as described in the Exeter Roslin Agreement, under which Roslin retains certain rights under its Third-Party Patents for any research work.

     1.24 “Roslin Agreements” means (in each case as may be amended by the applicable License Consent) (i) the Licence Agreement between Geron and the Roslin Institute (Edinburgh), a company incorporated in Scotland under the Companies Acts with registered number 157100 and having its registered office at Roslin Biotechnology Centre, Roslin, Edinburgh, Midlothian, EH25, Scotland (“Roslin”) dated as of April 30, 1999, as amended by the Agreement dated September 30, 2003 (the “Geron Roslin Licence Agreement”); (ii) the Research and Licence Agreement between Geron and Roslin dated as of May 3, 1999, as amended by the First Amendment to Research and Licence Agreement dated as of October 1, 2002 and further amended by the Agreement dated September 30, 2003 (the “Geron Roslin Research Agreement” and collectively, the agreements in (i) and (ii), the “Geron Roslin Agreements”); and (iii) the Licence Agreement between Roslin and PPL Therapeutics – (Scotland) Limited, dated as of June 2, 1998, as amended and assigned by PPL Therapeutics to ELS by the Assignation and Variation Agreement between and among Roslin, ELS and PPL Therapeutics, dated December 2003 (the “Exeter Roslin Agreement”).

     1.25 “Technology” means materials, information, ideas, inventions and other subject matter, including, without limitation, works of authorship, products, discoveries, developments, creations, designs, plans, specifications, drawings, writings, schematics, documents, reports, notebooks, technical information, processes, know-how, methods, procedures, concepts, techniques, technology, biological and chemical materials, compounds and substances, formulas, compositions, protocols, data and databases or computer programs.

     1.26 “Technology Rights” means, throughout the world, any and all (i) copyrights, author’s rights, related rights (including without limitation so called “neighboring rights” and “sui generis” rights), database rights and similar rights; (ii) rights in, to and under trade secrets and know-how; and (iii) any other proprietary rights to technology but specifically excluding Patents, trademarks, trade names, trade dress, service marks and any rights therein or thereto.

     1.27 “Third-Party License Agreements” means the following agreements, individually or collectively, as applicable in the context: the Roslin Agreements, the CT Agreement, and the other license agreements listed in Exhibit C (as may be amended in writing from time to time).

     1.28 “Third-Party Licensor” means Roslin, ACT, and their successors and assigns.

     1.29 “Third-Party Patents” means (a) those Patents licensed to a Licensor under a Third-Party License Agreement and listed in Exhibit B(I), (b) any Related Patents thereof or thereto, and (c) any Patents issued or applied for with respect to the invention disclosures set forth in Exhibit B(II) hereto; in each of (a), (b), and (c), only to the extent that a Licensor has the right under the Third-Party License Agreements or under such Related Patents or Patents, as applicable, to grant the licenses granted to NewCo under this Agreement.

     1.30 “Third-Party Technology” means that Technology licensed by a Third-Party Licensor to a Licensor under a Third-Party License Agreement.

     1.31 “Transaction Documents” means this Agreement, the Formation and Shareholders Agreement, the Management Services Agreement, License Consents and Preferred Stock Repurchase Agreement (as such terms are defined in the Formation and Shareholders Agreement).

     1.32 “UMass Agreement” means that certain Exclusive License Agreement between ACT and UMass dated as of April 1, 2003.

     1.33 Collective Terms. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” or “includes” means “including [includes] but [is] not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision. Additional terms may be defined throughout this Agreement.

2 PATENT LICENSES.

     2.1 License to NewCo Under Third-Party Patents. Each Licensor hereby grants, and agrees to grant, to NewCo a worldwide, exclusive, fully-paid up, royalty-free (except as expressly set forth in Section 8.9), non-transferable (except as permitted in Section 15.9) license, with the right to sublicense in accordance with Section 4, under all of its rights and interests in the Third-Party Patents under the Third-Party License Agreement(s), to exercise all rights in, and to use and practice any process, art or method claimed in or covered by, and to otherwise commercialize and exploit (in connection with research and development activities, products, services, sublicensing, or otherwise) such Third-Party Patents, solely in the Field, to the maximum extent permitted by such Third-Party License Agreement(s); provided, however, that the exclusive nature of the license granted in this Section 2.1 shall be subject to the applicable Retained Licensor Rights and the rights of the licensee(s) described in the applicable Pre-existing License Agreements, if any.

     2.2 License to NewCo Under Licensor Patents. Each Licensor hereby grants, and agrees to grant, to NewCo a worldwide, exclusive, fully-paid up, royalty free, non-transferable (except as permitted in Section 15.9) license, under its Licensor Patents, with the right to sublicense in accordance with Section 4, to make, have made, use, develop, sell, offer to sell, lease, distribute, import, export and otherwise dispose of products, to develop and perform services, to use and practice any process, art or method, and to otherwise commercialize and exploit (in connection with research and development activities, products, services, sublicensing, or otherwise) such Licensor Patents, solely in the Field; provided, however, that the exclusive nature of the license granted herein shall be subject to the rights of the licensee(s) described in the applicable Pre-existing License Agreements, if any.

     2.3 Third Party Patents. The licenses granted in Section 2.1 shall be deemed to be sublicenses under the applicable Third Party License Agreement, and NewCo shall be subject to all limitations, obligations, and other restrictions, if any, expressly imposed on sublicensees pursuant to the terms of the applicable Third Party License Agreement. NewCo shall comply, as if it were the applicable Licensor, with all limitations, obligations, and restrictions applicable to Licensor under any Third Party License Agreement to the extent such limitations, obligations and restrictions arise out of exercise by NewCo of the license rights granted to NewCo under Article 2. Notwithstanding the foregoing, NewCo shall not owe royalties, sublicensee income, minimum annual royalties, or any other consideration due under Exeter’s Third-Party License Agreements as a Licensor, but rather as a sublicensee or affiliate, as applicable, under such Third-Party License Agreements as set forth in Section 8.9 of this Agreement.

3 TECHNOLOGY LICENSES.

     3.1 License to NewCo Under Third-Party Technology Rights. Each Licensor hereby grants, and agrees to grant, to NewCo a worldwide, exclusive, fully-paid up, royalty-free (except as expressly set forth in Section 8.9), non-transferable (except as permitted in Section 15.9) license, with the right to sublicense in accordance with Section 4, under all of its Technology Rights in the Third-Party Technology under the Third-Party License Agreement(s), to exercise all rights in, and to use and practice any process, art or method embodied by, and to otherwise commercialize and exploit (in connection with research and development activities, products, services, sublicensing, or otherwise), such Third-Party Technology, solely in the Field, to the maximum extent permitted by such Third-Party License Agreement(s); provided, however, that the exclusive nature of the license granted in this Section 3.1 shall be subject to the applicable Retained Licensor Rights and the rights of the licensee(s) identified in the applicable Pre-existing License Agreements, if any.

     3.2 License to NewCo Under Licensor Technology Rights. Each Licensor hereby grants, and agrees to grant, to NewCo a worldwide, exclusive, fully-paid up, royalty free, non-transferable (except as permitted in Section 15.9) license, with the right to sublicense in accordance with Section 4, under all of its Technology Rights in its Licensor Technology, to make, have made, use, develop, sell, offer to sell, lease, distribute, import, export, reproduce, display, perform and otherwise make available (publicly or otherwise) (subject to Section 14 (“Confidentiality”)), prepare derivatives based upon and otherwise modify, and otherwise practice, commercialize and exploit (in connection with research and development activities, products, services, sublicensing, or otherwise), (i) the Licensor Technology and (ii) any derivatives thereof or modifications thereto prepared by or for NewCo in accordance with the foregoing, in each case solely in the Field; provided, however, that the exclusive nature of the license granted herein shall be subject to the rights of the licensee(s) identified in the applicable Pre-existing License Agreements, if any.

     3.3 License to NewCo Under Licensors’ Future Technology Rights. Solely for the purpose of NewCo fulfilling its obligations (or assisting Licensors in fulfilling their obligations) under the Pre-existing License Agreements, each Licensor hereby grants, and agrees to grant, to NewCo a worldwide, non-exclusive, fully-paid up, royalty-free, non-transferable (except as set forth in Section 15.9) license, with the right to sublicense in accordance with Section 4, under such Licensor’s Future Technology Rights, solely in the Field, to reproduce, distribute, display and otherwise make available (publicly or otherwise) (subject to Section 14), prepare derivatives based upon and otherwise modify, and otherwise practice, commercialize and exploit (in connection with research and development activities, products, services or otherwise), (i) such Licensor’s Future Technology and (ii) any derivatives thereof or modifications thereto prepared in accordance with the foregoing.

     3.4 Third-Party Technology. With respect to any Technology or Technology Rights of any third party that may be covered by any of the license(s) in this Section 3, such license(s) shall be subject to the applicable license limitations, obligations and other restrictions, if any, expressly imposed on sublicensees pursuant to the applicable Third Party License Agreement. For the avoidance of doubt, the licenses granted in Section 3.1 are considered to be sublicenses under the applicable Third Party License Agreement. Prior to inclusion of Future Technology or Future Technology Rights in the licenses in this Section 3, the Licensor shall notify NewCo in writing of any such limitations and restrictions with respect to Future Technology or Future Technology Rights.

4 RIGHTS TO SUBLICENSE.

     NewCo may sublicense the rights granted to it in Sections 2 and 3 to third parties, provided that each such sublicensee is bound in writing by (i) confidentiality obligations with respect to the Licensors’ Confidential Information that are no less restrictive than the confidentiality obligations of this Agreement and, if applicable, a Third-Party License Agreement, and (ii) in the case of sublicenses of Third-Party Patents and Third-Party Technology, other terms and conditions setting forth obligations and limitations that are consistent with those terms and conditions required to be imposed on sublicensees pursuant to the applicable Third-Party License Agreement. NewCo will require its sublicensees to provide written reports setting forth the calculation of the royalties payable to NewCo, including the number of licensed products sold in each country, gross sales, deductible expenses, and net revenues. If NewCo sublicenses any of the Third-Party Patents set forth in Exhibit B, NewCo will require those sublicensees to provide a separate accounting for products covered by such patents, to the extent necessary to permit royalties payable to Third-Party Licensors to be properly calculated.

5 OWNERSHIP; RESERVATION OF RIGHTS.

     5.1 Reserved Rights. Each Licensor and NewCo acknowledges and agrees that each other Licensor retains all right, title and interest in, to and under its intellectual property rights and other proprietary rights, subject only to the rights and licenses expressly assigned or granted herein. For the avoidance of doubt, except as may be expressly claimed in Patents licensed by a Licensor under Sections 2.1 and 2.2 hereof, nothing in this Agreement shall be deemed to constitute a grant of rights to transdifferentiation technology, telomerase technology, or embryonic stem cell technology of any Licensor. Notwithstanding the foregoing, and for the avoidance of doubt, the rights granted to NewCo pursuant to Sections 2.1, 2.2, 3.1 and 3.2 hereof include the right to employ the Third-Party Patents, Licensor Patents and Technology Rights in the Licensor Technology and Third-Party Technology under the Third Party License Agreements to perform reproductive cloning in the Field.

     5.2 No Restriction. Nothing in this Agreement shall in any way limit or restrict, or be deemed to limit or restrict, the use or exploitation of any of a Licensor’s rights in, to or under any of its intellectual property outside the Field. Nothing herein shall restrict a Licensor from protecting any of its Licensor Technology under any patent or any other intellectual or industrial property laws after the Effective Date, and each Licensor shall own all right, title and interest in, to and under such Licensor Technology and any related intellectual property rights, subject only to the rights of NewCo expressly set forth herein.

     6 TRANSFER OF PRE-EXISTING LICENSE AGREEMENTS.

     6.1 [Intentionally omitted]

     6.2 [Intentionally omitted]

     6.3 Modification or Replacement of Pre-Existing License Agreements. NewCo shall use commercially reasonable efforts to negotiate a new direct license agreement with each licensee under each Pre-existing License Agreement, except those set forth in the Disclosure Schedule, to replace the applicable Pre-existing License Agreement (and the applicable Licensor will cooperate with and assist NewCo in contacting the licensees and negotiating the new license agreement and in terminating or amending, as appropriate, the Pre-existing License Agreement to be replaced). NewCo’s obligation to negotiate and Licensor’s obligation to cooperate in any related negotiations shall terminate 12 months after the Effective Date. To the extent that any Pre-existing License Agreement cannot be replaced with a direct agreement between the licensee under the Pre-existing License Agreement and NewCo, then the applicable Licensor will cooperate with NewCo in a mutually agreeable arrangement under which NewCo will obtain the benefits under such Pre-existing License Agreement, including such Licensor assigning such Pre-existing License Agreement to NewCo, sublicensing or subcontracting to NewCo, appointing NewCo as its agent to administer and manage the Pre-existing License Agreement, and enforcing for the benefit of NewCo the sublicensees’ obligations under the Pre-existing License Agreement.

     6.4 [Intentionally omitted]

     6.5 Effect of Termination of Pre-Existing License Agreement. On termination or expiration (or assignment to NewCo), in whole or part, of any Pre-existing License Agreement, or any license, option, or other right granted thereunder, such license or other right shall automatically be deemed incorporated in the licenses and rights granted to NewCo under this Agreement (and each Licensor hereby grants to NewCo a license under all of its rights thereto in the Field on the terms of this Agreement), subject to the applicable terms, if any, in the Pre-existing License Agreement or applicable Third-Party License Agreement affecting such transfer of rights.

     7 PATENT PROSECUTION

     7.1 Transition.

               (a) Transition Period. Each Licensor shall, at its sole expense, for a period of ninety (90) days after the Closing (“Transition Period”), (a) continue to prosecute and maintain its Licensed Patents in the ordinary course (including without limitation prosecuting any pending interferences with non-Licensor third parties), consulting closely with and complying with the reasonable instructions of NewCo with respect to any filings or communications with patent authorities during such period, (b) permit NewCo ample opportunity to comment on any filings and communications with patent authorities during such period prior to submission; and (c) not abandon the prosecution of such patents and patent applications or any claims unless at NewCo’s written direction. A list of the patents and patent applications to be prosecuted and maintained by Geron during the Transition Period after Closing are set forth in Exhibit A and Exhibit B. Each Licensor and NewCo agree to reasonably cooperate and assist each other in the transfer of such prosecution from such Licensor to NewCo. Each Licensor shall provide to NewCo, within thirty (30) days after the Closing, contact information for any outside counsel and any prosecution docket listings maintained by such outside counsel, or, if prosecution is handled internally by such Licensor, such listings maintained internally, especially those listings containing information concerning outstanding due dates and deadlines associated with the patents and applications handled by such outside counsel or internally by such Licensor. Each Licensor shall provide to NewCo, within thirty (30) days after the Closing, all patent and patent application files (including paper copies and, to the extent available, duplicate electronic copies) transferred from its outside counsel (or from such Licensor if handled internally), unless instructed by NewCo otherwise. Each Licensor shall bear all its own costs and expenses, and those of its counsel, in copying and delivering records, files and other materials in connection with transitioning prosecution and maintenance responsibility for Licensed Patents to NewCo hereunder. Each Licensor shall cooperate with NewCo to provide copies of any documents identified by NewCo or discovered by such Licensor to be missing from files of Licensed Patents provided to NewCo. The Licensor obligations in this Section 7.1(a) shall apply to Exeter only to the extent that Exeter has or acquires during the Transition Period the relevant prosecution and maintenance rights with respect to its Licensed Patents.

               (b) Pending or other Proceedings. Except as instructed by NewCo, neither Licensor shall knowingly take any action during the Transition Period (or thereafter) with respect to any opposition, inter partes re-examination, or interference (including any appeal thereof) involving the Licensed Patents that is likely to adversely affect the value, validity, scope or enforceability of any Licensed Patents.

     7.2 NewCo Prosecution Responsibility. Subject to this Section 7, commencing from end of the Transition Period, NewCo shall be solely responsible for and shall have sole control over (subject to any consultation, reporting and similar requirements of the Third-Party License Agreements) prosecution and maintenance of the Licensed Patents, except for those indicated on Exhibit B as excluded from this Section 7.2.

     7.3 Adversarial Actions. Opposition proceedings, interference proceedings, re-examination proceedings, and appeals from any of the foregoing involving any of the Licensed Patents (“Adversarial Actions”) that have been instituted, requested or are on-going as of the Effective Date are listed in Exhibit E. Each Licensor shall provide to NewCo, within thirty (30) days after the Closing, all materially relevant information, filings, correspondence, and other documents (including, to the extent available, in electronic form) relating to any such pending or contemplated Adversarial Actions. During the Transition Period, each relevant Licensor and NewCo shall agree as to which Adversarial Actions listed in Exhibit E NewCo shall assume (the “Assumed Adversarial Actions”) and how such actions shall be managed by NewCo. Commencing from the end of the Transition Period, and subject to the provisions of Section 7.4(c), NewCo shall be solely responsible for and shall have sole control over (subject to any consultation, reporting and similar requirements of the Third-Party License Agreements) the Assumed Adversarial Actions. To the extent that such actions must be maintained in the name of a Licensor, each Licensor will reasonably cooperate with NewCo to maintain such actions at NewCo’s request, subject to reimbursement of reasonable associated expenses by NewCo. NewCo shall have no responsibility for Adversarial Actions listed in Exhibit E not assumed by NewCo.

7.4 Patent Filing Costs. Commencing from end of the Transition Period, NewCo (as between each Licensor and NewCo) shall bear all costs and expenses associated with its prosecution and maintenance of the Licensed Patents, subject to Section 7.3 and the following exceptions:

               (a) Each Licensor shall bear its own expenses associated with preparation, filing, prosecuting and maintaining of patent applications and patents associated with any Patents outside the Field (e.g., continuations, continuations-in-part, divisionals, re-issues or re-examinations of any Licensed Patents filed to separate human from non-human claims, and the patent applications and patents covering inventions applicable to human cloning resulting from such filings, and all its Patents other than Licensed Patents) and all the costs and expenses incurred by NewCo (whether incurred during or after the Transition Period), if any, for filing, prosecution and maintenance of any continuations, divisions, re-issues, re-examinations or other applications filed for purposes of transferring claims outside the Field (e.g., human claims) under such Licensor’s Licensed Patents to such Licensor’s control. Each Licensor shall notify NewCo within sixty (60) days after the Closing of the Patents for which it will file patent applications to separate human from non-human claims. If such Licensor filings are not completed before prosecution control transfers to NewCo at the end of the Transition Period, NewCo and the Licensor shall cooperate in effecting such filings.

               (b) For any Licensed Patent having any material applicability outside the Field, NewCo shall bear only a portion of its costs and expenses associated with filing, prosecuting and maintaining the Licensed Patent, and the Licensor shall bear, and reimburse NewCo for, the remainder of such NewCo expenses. The equitable allocation of such costs and expenses shall be mutually agreed by the Licensor and NewCo based upon the scope of the claims in the Licensed Patent in the Field and outside the Field and the relative value of such claims scope. Except as otherwise provided in Section 7.4(a) herein, for any Licensed Patent having material applicability outside the Field, NewCo and the applicable Licensor shall mutually agree upon the strategy for filing, prosecuting and maintaining such Licensed Patents.

               (c) For any Adversarial Action involving any Licensed Patent having any material applicability outside the Field, NewCo shall bear only a portion of its costs and expenses associated with such Adversarial Action, and the Licensor shall bear, and reimburse NewCo for, the remainder of such NewCo expenses. For any Adversarial Action involving any Licensed Patent having material applicability outside the Field, NewCo and the applicable Licensor shall mutually agree upon the strategy for defending and conducting such Adversarial Action and upon an equitable allocation of such costs, expenses and any recovery arising from such Adversarial Action. No settlement of or material concession with respect to such Adversarial Action shall be made or entered into without Licensor’s or NewCo’s consent.

               (d) In any event, NewCo shall bear no costs under this Section 7.4 or Section 7.11 to the extent any third party is obligated to pay, reimburse or credit a Licensor or Third-Party Licensor (excluding a Licensor’s obligation to pay, reimburse or credit a Third-Party Licensor) for any such costs; in such event, and provided such costs have been incurred by or are owed by NewCo, such Licensor shall pay over to NewCo any such amounts to the extent that such amounts are not received by NewCo from such third party pursuant to Section 6 hereof. Further, NewCo shall receive the benefit afforded to any Licensor pursuant to a Third-Party License Agreement with respect to reimbursement of costs and expenses incurred by NewCo under this Section 7.4 and Section 7.11, and Licensors hereby agree to take all actions reasonably requested by NewCo to obtain such benefit, except in each case as may be otherwise agreed by NewCo in writing.

     7.5 Licensor Cooperation.

               (a) Each Licensor shall make reasonable commercial efforts to cooperate fully with NewCo to effectuate an orderly transition of the prosecution and maintenance relating to the Licensed Patents and to cooperate fully with NewCo in the preparation, filing, prosecution, maintenance and, as applicable, enforcement of all Licensed Patents. Cooperation includes, without limitation, (i) promptly executing all papers and instruments or requiring employees of such Licensor to execute papers and instruments as reasonably appropriate to enable NewCo to file, prosecute, maintain and enforce Licensed Patents in any jurisdiction; (ii) making available to NewCo (or to NewCo’s authorized attorneys, agents or representatives), such Licensor’s employees, agents or consultants to the extent necessary or appropriate to enable NewCo to file, prosecute and maintain patent applications and resulting patents with respect to Licensed Patents owned or licensed by a Licensor and for reasonable periods of time sufficient for

NewCo to obtain the assistance it needs from such personnel; and (iii) promptly informing NewCo of matters that may affect the preparation, filing, prosecution, future validity, or maintenance of Licensed Patents (such as becoming aware of material prior art or references thereto or of an additional inventor who is not listed as an inventor in a patent application).

               (b) If NewCo requests travel by a Licensor (or its employees, agents or consultants) in connection with the preceding or, after the one-year anniversary of the Effective Date, directly requests in writing substantial legal advice from a Licensor’s outside legal counsel for which the Licensor is charged or from a Licensor’s in-house counsel (excluding any charges relating to file transfer, execution of papers and instruments and similar costs), NewCo will reimburse the Licensor for its out-of-pocket direct costs incurred for such travel or legal fees (or in the case of in-house counsel, the charge allocated to Licensor’s applicable business division for such in-house counsel’s time so incurred, in accordance with such Licensor’s standard past practices), provided Licensor first obtains NewCo approval of the estimated cost thereof. In order to allow NewCo to efficiently and economically prepare, file, prosecute, maintain and, as applicable, enforce the Licensed Patents, the Licensors shall not challenge the validity, enforceability or scope of the Licensed Patents through any means, including, without limitation, declaratory judgment actions, litigation proceedings, opposition proceedings, interference proceedings, and re-examination proceedings. Except as otherwise expressly provided for in this Agreement, a Licensor’s performance of its obligations and exercise of its rights under this Agreement shall be at the sole expense of such Licensor.

     7.6 NewCo Cooperation. After the Transition Period, NewCo shall keep each Licensor informed of the status of prosecution of its Licensed Patents and provide such Licensor with copies of and the opportunity to comment on associated filings with patent authorities. NewCo will not unreasonably refuse to accept any reasonable suggestions of a Licensor’s patent counsel regarding any filings made by NewCo with a patent authority with respect to such Licensor’s Licensed Patent, provided that Licensor’s patent counsel provides such comments to NewCo in a timely manner (i.e. not less than thirty (30) days prior to the patent office deadline (excluding extensions) for such filing), and further provided that accepting such suggestion would not materially adversely affect the patentability, enforceability, or validity of claims or the scope of the claims of such patent or patent application having application within the Field. NewCo shall, if and to the extent required by any Third-Party License Agreement, keep the Third-Party Licensor informed of the status of prosecution of the applicable Third-Party Patents and provide such Third-Party Licensor with copies of and the opportunity to comment on associated filings with patent authorities.

     7.7 Status Updates. Each Licensor agrees to keep NewCo informed in a timely manner of the status of its and any Third-Party Licensor’s (and UMass’, as applicable) activities relating to any of the Licensed Patents or Technology licensed to NewCo hereunder (e.g., developments of any on-going litigation, interference proceedings, or other activities that could affect the value, validity, or prosecution strategy of the Licensed Patents) to the extent such Licensor becomes aware of such activities.

     7.8 Assignment of Prosecution Rights. Subject to Section 7.3 and 7.4 hereof, each Licensor shall, and if necessary shall use reasonable commercial efforts to cause any Third-Party Licensor (and UMass, as applicable) to, execute a power of attorney for the prosecution and maintenance of the Licensed Patents, assign to NewCo (in written form reasonably acceptable to NewCo) all its rights to prosecute and maintain the Licensed Patents in all jurisdiction(s), and otherwise perform all acts and make all filings necessary to permit NewCo and its designees to, effective as of the end of the Transition Period, prosecute, maintain and enforce each such patent or application in all jurisdiction(s) and transact all matters connected therewith, including by way of example but not limitation, controlling prosecution and resolving all interference, re-examination, re-issue, and opposition proceedings relating thereto. Such acts shall include changing the address of the patent attorney of record with the appropriate patent authorities and, as may be necessary on an interim or extended basis, appointing NewCo as a Licensor’s delegatee or agent for the purpose of continuing to exercise such Licensor’s prosecution, maintenance and enforcement rights under any of the Third-Party License Agreements and appointing NewCo’s patent counsel as associate attorneys of record. The foregoing assignment of rights shall include all rights to apply for, file, register, prosecute, maintain, extend or renew the Licensed Patents in all jurisdictions and to settle or otherwise terminate any interference proceedings, re-examinations, oppositions, or other challenges to the validity, enforceability or scope of any Licensed Patent, and the right to bring actions for past, present or future infringement of or otherwise enforce any of the Licensed Patents in accordance with Section 7.11 hereof, and, subject to the terms and conditions of the applicable Third Party License Agreement regarding reimbursement of a Third-Party Licensor’s costs and expenses or sharing of recovery with a Third-Party Licensor, to settle and retain the proceeds of such actions. Each Licensor shall execute and deliver such additional documents and perform such additional acts as are necessary, to establish, perfect, enforce, evidence or otherwise protect NewCo’s rights under this Section 7.8. The Licensor obligations in this Section 7.8 shall apply to Exeter only to the extent that Exeter has or acquires the relevant prosecution, maintenance and enforcement rights with respect to its Licensed Patents.

     7.9 Abandonment of Licensed Patents.

               (a) Before NewCo elects not to file outside the United States or ceases prosecuting or maintaining, or otherwise allows abandonment of, any Licensed Patent in any jurisdiction, NewCo shall use commercially reasonable efforts to provide written notice to the Licensors no later than sixty (60) days prior to any abandonment of rights. Within thirty (30) days after receipt of such notice, the Licensor that contributed the Licensed Patent to NewCo may provide a reply notice to NewCo that the claims of the Licensed Patent have potential application outside of the Field and request transfer of control of such patent’s prosecution and maintenance of the Licensed Patent in the specified jurisdiction. (If such Licensor does not provide such a reply notice within thirty (30) days or does not take control of such patent’s prosecution and maintenance, NewCo may abandon such Licensed Patent or claims thereof without further obligation or liability to Licensor.) Subject to any requirements under applicable Third Party License Agreements regarding transfer to a Third-Party Licensor, NewCo shall thereafter and in a timely manner so as to avoid any loss of rights, transfer control of such patent’s prosecution and maintenance in the specified jurisdiction to such Licensor. If required by the Third-Party License Agreements applicable to such Licensed Patent, NewCo shall also notify the Third-Party Licensor of such Licensed Patent and provide such Third-Party Licensor such rights as are specified in the Third-Party License Agreements; provided, however, that in the event that the Third-Party Licensor’s instructions are incompatible with the Licensor’s instructions, NewCo shall notify the Licensor and the Third-Party Licensor and then transfer control of such Licensed Patent’s prosecution and maintenance in the specified jurisdiction to the Third-Party Licensor accompanied by a copy of the Licensor’s instructions without further obligation or liability on the part of NewCo.

               (b) Unless otherwise instructed by the Licensor, if the Licensor contributing such Licensed Patent requests that NewCo transfer control of the Licensed Patent to the Licensor in accordance with this Section 7.9, NewCo shall, within thirty (30) days thereafter, provide to the Licensor any patent and patent application files (including paper copies and, to the extent available, duplicate electronic copies), together with contact information for any outside counsel and any prosecution docket listings, whether maintained by outside counsel or internally at NewCo, including those listings containing information concerning outstanding due dates and deadlines, in each case associated with the Licensed Patent being transferred. In the event that a Licensor or Third-Party Licensor elects to have control of prosecution and maintenance of such Licensed Patent transferred to it in accordance with this Section, such Licensed Patent shall no longer be deemed licensed to NewCo under Article 2 in the applicable jurisdiction(s), except to the extent necessary to continue licensing such Licensed Patents under Pre-existing License Agreements and any sublicenses granted by NewCo before such transfer.

               (c) Notwithstanding the foregoing, this Section 7.9 shall not apply in the event NewCo elects to not file, to cease prosecution or to abandon a patent application within the Licensed Patents (a “Subject Patent”) in favor of a continuation or divisional application or the jurisdictional equivalent thereof.

     7.10 Transfer Back Costs. The obligation of NewCo to transfer control of prosecution and maintenance of any Licensed Patent as set forth in Section 7.9 shall be subject to the applicable Licensor or Third-Party Licensor agreeing to reimburse NewCo for any out-of-pocket direct costs, fees and other expenses reasonably incurred by NewCo with respect to any such Licensed Patent after the date of such Licensor’s written request to transfer control. Upon the effective transfer of control of any Licensed Patent to the applicable Licensor or Third-Party Licensor pursuant to this Section 7.10, such transferee shall be solely responsible for, and shall bear all costs and expenses associated with, the prosecution and maintenance relating to such Licensed Patent in the specified jurisdiction(s) arising thereafter.

     7.11 Enforcement of Patent Rights. Each Party, first having knowledge of any of the following, shall notify the others in writing of any third party infringement or misappropriation of any Patents or of any Technology licensed to NewCo hereunder or any attempts to invalidate or render unenforceable any of such rights licensed hereunder including, without limitation, by declaratory judgment action or litigation.

               (a) NewCo shall have the initial right, but not the obligation, as to all other Parties to institute, prosecute, defend and control any action, suit or proceeding (an “Action”) with respect to such infringement or misappropriation that includes infringing activities or use of misappropriated Technology within the Field or with respect to such attempts to invalidate or render unenforceable any such rights licensed hereunder, including any declaratory judgment action or litigation, at its expense. NewCo shall be entitled to use counsel of its choice and shall consult with and keep the other Parties and, to the extent contractually required by Third-Party License Agreements, the Third-Party Licensors, informed of the progress of the Action. All Parties shall cooperate reasonably with NewCo, at NewCo’s request, in connection with any such Action. For any Action involving any Licensed Patent having material applicability outside the Field, NewCo and the applicable Licensor shall mutually agree upon the strategy for enforcing (or defending) such Licensed Patent, and no settlement of or material concession with respect to such Action shall be made or entered into by NewCo without Licensor’s consent and no settlement of or material concession with respect to an Action involving any Licensed Patent having material applicability within the Field shall be made or entered into by Licensor without NewCo’s consent. Subject to the terms and conditions of the applicable Third Party License Agreement regarding reimbursement of a Third-Party Licensor’s costs and expenses or sharing of recovery with a Third-Party Licensor, any amounts recovered in such Action by NewCo shall (i) be used first to reimburse NewCo, then the Licensors and, if applicable, the Third-Party Licensors, for the costs and expenses reasonably incurred in connection with such Action (including attorneys and expert fees) and (ii) after such reimbursement, NewCo shall retain any remainder.

               (b) Subject to the applicable terms and conditions of any Pre-existing License Agreements, NewCo shall have the right to delegate its right in accordance with Section 7.11(a) to institute, prosecute, defend and control any Action to any of its sublicensees which has received an exclusive sublicense pursuant to Section 4 of any or all rights granted to NewCo in Sections 2 and 3, provided that any such delegation shall be subject to such sublicensee agreeing in writing to be bound by all relevant obligations of NewCo under Section 7.11(a). Such sublicensee shall be entitled to use counsel of its choice and shall be required to keep the Parties and the Third-Party Licensors, to the extent contractually required, informed of the progress of the Action. The Parties shall cooperate reasonably with such sublicensee, at such sublicensee’s request, in connection with any such Action. Subject to the terms and conditions of the applicable Third Party License Agreement regarding reimbursement of a Third-Party Licensor’s costs and expenses or sharing of recovery with a Third-Party Licensor, any amounts recovered in such Action by such sublicensee shall (i) be used first to reimburse such Sublicensee, then NewCo, then the Licensors and, if applicable, the Third-Party Licensors, for the costs and expenses reasonably incurred in connection with such Action (including attorneys and expert fees), (ii) after such reimbursement, any remainder attributable to lost profits or a reasonable royalty on infringing sales shall be allocated to such sublicensee and (iii) after distribution under (i) and (ii) above, the remainder of any recovery shall be retained by NewCo and/or the sublicensee as may be agreed by NewCo and the sublicensee.

               (c) Limitation on Prosecution Rights. To the extent any Licensor does not have the right to prosecute, maintain, enforce, defend, control or otherwise exercise the rights intended to be assigned to NewCo under this Section 7 with respect to any third-party Patents licensed to NewCo hereunder now or in the future, NewCo shall not have such rights or obligations with respect thereto. To the extent any Licensor has such right or benefit, but it is not assignable to NewCo or consent to such assignment is necessary but cannot be obtained, NewCo and the Licensor shall cooperate in a mutually agreeable arrangement under which NewCo will obtain the benefits thereunder, including, by way of example but not limitation, Licensor passing on NewCo’s comments during patent prosecution to such third-party to the extent that Licensor has the right to comment on patent prosecution and Licensor enforcing such rights for the benefit of NewCo under the Third-Party License Agreement, subject to any confidentiality obligations in the applicable Third-Party License Agreement.

8 OTHER RIGHTS AND OBLIGATIONS.

     8.1 Commercialization Efforts. NewCo shall make commercially reasonable efforts to commercialize the Licensed Patents in accordance with the Annual Plan approved by its Board of Directors. Such efforts with respect to Third-Party Patents shall, at a minimum, comport with the level of diligence required by the applicable Third-Party Licensor under its Third-Party License Agreement.

8.2 [intentionally omitted]

     8.3 No Obligation to Disclose to Other Licensors. Except as expressly set forth in this Agreement, nothing in this Agreement shall obligate, or be construed to obligate, any Licensor to disclose, explain or otherwise provide to any other Licensor any of such Licensor’s Technology.

8.4 [intentionally omitted]

     8.5 Grantback Licenses to Licensors. To the extent necessary, NewCo shall grant, and hereby grants, to the applicable Licensor a non-exclusive, royalty-free license under any and all intellectual property rights or contractual rights assigned, conveyed and transferred by such Licensor to NewCo hereunder, of the scope necessary or useful for, but solely for the purpose of, such Licensor discharging its duties, obligations, and liabilities under any Pre-existing License Agreement. Such license shall be irrevocable for as long as both this Agreement and the applicable Pre-existing License Agreement remain in effect.

     8.6 Grantback of Internal Research License to Licensors. NewCo hereby grants to each Licensor (solely for internal research and development use by Licensor and by Licensor’s development partners and collaborators) a nonexclusive, fully paid-up, royalty-free, non-transferable (except as permitted in Section 15.9) license, under the Licensed Patents and Technology Rights in the Licensor Technology and Third Party Technology licensed by such Licensor to NewCo hereunder, to practice such Licensed

Patents and Technology Rights in the Field solely for internal research and development of products or services outside of the Field.

     8.7 Delegation. NewCo shall have the right to delegate any of its obligations and associated rights hereunder, in whole or in part, to the Manager (as defined in the Formation and Shareholders Agreement) for the purpose of performing the management services for NewCo, including without limitation the obligations to prosecute and maintain the Licensed Patents and the right to institute, prosecute and control any Action.

     8.8 Prohibition on Human Cloning and Illegal Uses. NewCo acknowledges and agrees that it shall not exercise any rights under the Third-Party Patents licensed from Geron pursuant to the Geron Roslin Agreements or under the Third-Party Patents licensed from ELS pursuant to the Exeter Roslin Agreement for the uterine implantation and development of a reconstructed embryo with identical nuclear genetic information to another living or deceased human being or for the conduct of any experiments or any research which is illegal within the applicable territory as of the date on which such experiments and/or research are conducted.

     8.9 Payments by NewCo to Licensors. NewCo shall pay to the applicable Licensor the royalties, minimum annual royalty payments, and maintenance fees and comply with the other payment obligations in each case as set forth in the Disclosure Schedule, accruing after the Effective Date under the applicable Third Party License Agreement. Where a Third-Party Licensor has agreed to accept direct payment by NewCo, NewCo may pay directly to such Third-Party Licensor on behalf of the applicable Licensor. Such payments shall be made in a timely manner as specified in the applicable Third-Party License Agreement. Along with payment, NewCo will provide a statement showing the calculation used to determine the amount owed and such additional information required in the Disclosure Schedule, if any. Licensors shall not amend, or permit to be amended, the Third-Party License Agreements in a manner that adversely affects the rights or benefits extended to or obligations imposed upon NewCo hereunder without the prior written consent of NewCo.

9 TERM AND TERMINATION.

     9.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in effect until terminated pursuant to Section 9.2.

     9.2 Termination.

               (a) The Parties may terminate this Agreement upon the mutual written agreement of all Parties.

               (b) This Agreement shall automatically terminate on the effective date of the dissolution and/or liquidation of NewCo pursuant to Section 6.6 (deadlock) or 8.3(b) (shareholder bankruptcy) of the Formation and Shareholders Agreement.

               (c) NewCo may terminate this Agreement without cause by providing ninety (90) days’ prior written notice thereof to the Licensors, but such notice may only be provided after such time as all of the outstanding Securities (as such term is defined in the Formation and Shareholders Agreement) of either Licensor have been acquired by the other Licensor (and/or its Affiliates or permitted third parties).

               (d) For the avoidance of doubt, without limiting Sections 8.2(b) and 8.3(a) of the Formation and Shareholders Agreement (which set forth certain rights triggered by breach of this Agreement), breach or default of any provision of this Agreement by any Party hereto shall not be grounds for termination of this Agreement or suspension of any right or the performance of any obligation or duty created by this Agreement by any Party.

     9.3 Continuing Liability; Survival. Termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination. The rights and obligations of the Parties under the following Sections shall survive any termination or expiration of this Agreement: 1 (Definitions), 9.3 (Continuing Liability; Survival), 9.4 (Return of Confidential Information), 9.7 (Survival of NewCo Sublicenses), 9.8 (Prosecution Transition), 11 (Disclaimer), 12 (Limitation of Liability), 13 (Indemnification), 14 (Confidentiality) and 15 (Miscellaneous).

     9.4 Return of Confidential Information. Upon the termination of this Agreement, each Recipient, at its own cost, shall promptly return to the Discloser any and all documents and materials constituting or containing Confidential Information of the Discloser which are in its possession or control, or at the Discloser’s option, shall destroy such documents and materials and certify such destruction in writing to the Discloser, provided that NewCo may retain a copy of and use such items as reasonably necessary to perform its obligations under Sections 9.7 and 9.8 and to comply with tax and accounting laws and obligations, and each Recipient may retain a copy of such items and use it solely to serve as a record of its compliance with this Agreement.

     9.5 Right to Cure. Without limiting any of their obligations under Section 10.4, if any Licensor (i) receives a notice of any alleged or suspected breach by such Licensor of any Third-Party License Agreement, or (ii) concludes without such a notice that such a breach has occurred, such Licensor shall promptly notify NewCo in writing and shall use its best efforts to cure any such breach. Notwithstanding the foregoing, NewCo shall be entitled, but not obligated, to cure any alleged breach by such Licensor of such Third-Party License Agreement and set-off the cost of such cure against amounts otherwise owed or payable to such Licensor by NewCo.

     9.6 Partial Termination Right. Upon termination of either of the CT Agreement (unless ELS obtains a direct license from UMass of the UMass Third-Party Patents and Third-Party Technology) or the Exeter Roslin Agreement or either of the Geron Roslin Agreements or (to the extent NewCo then has an effective sublicense thereunder) any other Third-Party License Agreement, NewCo shall have the right to terminate this Agreement only with respect to the Third-Party Patents and Third-Party Technology affected by termination of such Third-Party License Agreement (or with respect to intellectual property jointly owned by a Licensor and a Third-Party Licensor, such Third-Party Licensor’s interest in such intellectual property), effective immediately on notice to the applicable Licensor, without prejudice to any rights that may survive such termination pursuant to this Agreement or any agreement with a Third-Party Licensor.

     9.7 Survival of NewCo Sublicenses. In the event that NewCo has granted any sublicenses hereunder (“NewCo Sublicenses”) and this Agreement subsequently terminates in accordance with the provisions of Section 9, the Licensors acknowledge and agree that the sublicensees (“NewCo Sublicensees”) of such NewCo Sublicenses shall retain their licensed rights as follows. The Licensors agree that, effective as of the date of such termination, the licenses granted under any NewCo Sublicenses shall survive to the extent such licenses relate to a Licensor’s rights to Third-Party Patents, Third-Party Technology, Licensor Patents, and/or Licensor Technology, provided that the applicable NewCo Sublicensee (i) continues to make all payments thereafter that would have been owed by such NewCo Sublicensee to NewCo for the license to such Licensor’s rights in accordance with the applicable NewCo Sublicense and (ii) continues to comply with its other obligations under its NewCo Sublicense with respect to such Licensor’s rights. Absent any agreement by the Licensors to the contrary at such time, all amounts payable thereafter by the NewCo Sublicensees under the NewCo Sublicenses shall be applied first to pay any amounts owed to any third-party licensors of NewCo (other than the Licensors) for rights licensed under and as a result of such NewCo Sublicense and any remaining amounts shall be shared pro rata thereafter by the Licensors based on their respective percentage ownership of NewCo Securities immediately prior to the effective termination date of this Agreement. Subject to any applicable payment arrangements prescribed by the Third-Party License Agreements, the NewCo Sublicensees shall be instructed to pay all amounts to the Licensor holding the larger percentage ownership interest in NewCo and such Licensor shall be responsible for remitting from such amounts any amounts payable to the third-party licensors and to the other Licensor, accompanied by an explanatory statement. For the avoidance of doubt, the sublicensees shall not be liable for any payments that may be owed by NewCo or for performing any other obligations of NewCo to the Licensors under this Agreement.

     9.8 Prosecution Transition. Subject to the last sentence of this Section 9.8, upon any termination of this Agreement, NewCo shall, at its sole expense, for a period of ninety (90) days after termination (“Termination Transition Period”), (a) continue to prosecute and maintain the Licensed Patents in the ordinary course, consulting closely with and complying with the instructions of the applicable Licensor with respect to any filings or communications with patent authorities during such period, (b) permit the applicable Licensor ample opportunity to comment on any filings and communications with patent authorities during such period prior to submission; and (c) not abandon the prosecution of such patents and patent applications or any claims unless at NewCo’s written direction. NewCo shall provide to each Licensor, within thirty (30) days after termination, all patent and patent application files (including paper copies and, to the extent available, electronic copies) transferred from its outside counsel (or from NewCo if handled internally), unless instructed by such Licensor otherwise. Notwithstanding the foregoing, on partial termination of this Agreement by NewCo pursuant to Section 9.6, NewCo shall have the right to retain its prosecution, maintenance and other rights under Section 7 to the extent the applicable Third-Party Licensor agrees thereto.

10 WARRANTIES.

     10.1 Representations and Warranties by Each Licensor. Each Licensor represents, warrants and covenants that:

               (a) The execution, delivery and performance of this Agreement by such Licensor (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action on such Licensor’s part, and (iii) have been approved by the such Licensor’s Board of Directors;

               (b) The execution, delivery and performance of this Agreement by such Licensor, including the grant of rights and licenses herein, do not and will not contravene, conflict, constitute or result in a default under or breach of, and are not and will not be inconsistent with, any law or regulation, any judgment, decree or order, or any term, condition or provision of any contract, agreement (including without limitation the Third-Party License Agreements and Pre-existing License Agreements) or other undertaking applicable to such Licensor or the Licensed Patents or licensed Licensor Technology or Third-Party Technology and the intellectual property rights thereto;

               (c) Such Licensor has obtained all necessary consents to grant to NewCo the rights and licenses granted herein, including consents from Third-Party Licensors;

               (d) Such Licensor (i) has licensed its Third-Party Patents with a sublicensable interest that permits further sublicensing by NewCo without the consent of any Person, (ii) is the owner of the entire right, title and interest in and to its Licensor Patent Rights; (iii) has the sole right and authority to enter into this Agreement and grant the rights and licenses hereunder, without the need for any licenses, releases, consents, approvals or immunities not yet granted or obtained, and (iv) has the full legal right and power to grant to NewCo the licenses of the scope and on the terms granted herein;

               (e) Such Licensor has provided to NewCo and the other Licensor, as set forth in the Disclosure Schedule, a true and complete copy of each of its Third-Party License Agreements (including without limitation any amendments, schedules, exhibits, or addenda thereto) in effect as of the Effective Date;

               (f) Such Licensor has provided to NewCo and the other Licensor, a true and complete copy of each of its Pre-existing License Agreements (including without limitation any amendments, schedules, exhibits, or addenda thereto) in effect as of the Effective Date, and, except for such Pre-existing License Agreements it has not granted to any Person (including Affiliates) any licenses, options, immunities or rights of any nature in the Field under any Third-Party Patent or Third-Party Technology and, to the best of the knowledge of its officers, except for retention of certain nonexclusive noncommercial rights by UMass and Roslin and, except as disclosed in the Disclosure Schedule, no other Person has been granted any licenses, options, immunities or rights of any nature in the Field under any Third-Party Patent or Third-Party Technology;

               (g) Such Licensor will continue to take all appropriate actions pursuant to applicable law to perfect, protect its interest in, and enforce its Licensor Patents and, to the extent permitted by the Third-Party License Agreements, the Third-Party Patents, until such time as prosecution and enforcement rights (and associated records and files) have been fully transitioned to NewCo pursuant to Section 7.1 and 7.5;

               (h) Except as disclosed in the Disclosure Schedule, such Licensor has received no written communication claiming (or threatening to claim), and to the knowledge of such Licensor there is no pending claim, that the practice of the inventions described in its Licensor Patents or its Third-Party Patents or use of its Licensor Technology or Third-Party Technology infringes any patents or patent applications or other rights of any third party;

               (i) Except as disclosed in the Disclosure Schedule, as of the Effective Date, the practice in the Field of the inventions described in the Licensed Patents, including reproductive cloning (i.e., the production of a cloned animal), does not necessarily infringe, violate or misappropriate, and is not impracticable without infringing, violating or misappropriating, and will not require any payment to such Licensor or any of its Affiliates, with respect to any other technology, intellectual property rights, or patents owned or controlled by or licensed to such Licensor or any of its Affiliates, or claims of patent applications that such Licensor or its Affiliates have made or contemplate making (collectively, “Other Rights”). To the extent, if any, there is a breach of the representations and warranties set forth in this Section 10.1(i), and, as a result of such breach, NewCo or any of its sublicensees, in practicing an invention described in the Licensed Patents, necessarily infringes, or such practice is not impracticable without infringing, any Other Rights, then, as NewCo’s sole remedy for such breach (x) NewCo and its sublicensees (and the users and purchasers of products and services infringing such Other Rights made or sold by NewCo and its sublicensees) shall be immunized and indemnified by such Licensor from liability, suit or other claims (by such Licensor, the Third-Party Licensor, and any of their licensees, successors and assignees) under such Other Rights and (y) such Licensor shall grant, and hereby grants, to NewCo, or shall acquire for NewCo, at Licensor’s sole expense, a nonexclusive, worldwide, sublicensable license to such Other Rights of a scope sufficient to make practice of the invention within the scope of the licenses granted herein possible and practicable without infringement by NewCo and its sublicensees;

               (j) Except as disclosed in the Disclosure Schedule, such Licensor’s Third-Party License Agreements are valid, binding and enforceable, and to the best of such Licensor’s knowledge, neither such Licensor nor the Third-Party Licensor is in default in complying with any provision thereof, and no condition or event or facts exist which, with notice or lapse of time or both, would constitute a default thereunder;

               (k) Such Licensor’s Pre-existing License Agreements are valid, binding and enforceable, and to the best of such Licensor’s knowledge, neither such Licensor nor the third-party sublicensee is in default in complying with any provision thereof that has not been waived by such sublicensee in accordance with the applicable agreement, and no condition or event or facts exist which, with notice or lapse of time or both, would constitute a default thereunder;

               (l) Except as disclosed in the Disclosure Schedule, the Licensed Patents identified by a Licensor (i) in Exhibit A and Exhibit B have the status indicated therein and all applications are still pending and in good standing and have not been abandoned and (ii) in Exhibit A and Exhibit B constitute all patents and patent applications owned, licensed or controlled by such Licensor or its Subsidiaries having primary applicability in the Field or having primary applicability to nuclear transfer or chromatin transfer and existing as of the Effective Date.

               (m) Except as set forth in the Disclosure Schedule, the Third-Party License Agreements set forth in Exhibit C constitute all agreements currently in effect between such Licensor, its Subsidiaries, and any third party granting to such Licensor or its Subsidiaries, rights in the Field in, to and under the Patents and/or Technology licensed or assigned to NewCo by such Licensor, and the Pre-existing License Agreements set forth in Exhibit D constitute all agreements currently in effect between such Licensor, its Subsidiaries and any third party granting to such third party rights in the Field in, to and under the Patents and/or Technology licensed or assigned to NewCo by such Licensor;

               (n) Except as disclosed in the Disclosure Schedule, neither such Licensor nor any of its Subsidiaries has granted and is not aware of other outstanding and unexercised options or exclusive licenses whereby a third party may acquire or has acquired rights under the Patents and/or Technology licensed or assigned to NewCo hereunder; and

               (o) Such Licensor has provided to NewCo and the other Licensor, as set forth in Exhibit E, a true and accurate list of all declaratory judgment actions, opposition proceedings, re-examination proceedings, litigation or other adversarial proceedings relating to its Licensed Patents that, to its actual knowledge without inquiry, have been instituted, requested or are on-going as of the Effective Date.

     10.2 Representations and Warranties by ELS. ELS represents and warrants that:

               (a) Neither ELS nor any of its Affiliates is a party to any agreement with ACT, UMass, or Roslin governing the license of, or option to license, or other rights under any intellectual property rights other than those agreements listed in Exhibit C.

     10.3 Representations and Warranties by Geron. Geron represents and warrants that:

               (a) Neither Geron nor any of its Affiliates is a party to any agreement with ACT, UMass, or Roslin governing the license of, or option to license, any intellectual property rights other than those agreements listed in Exhibit C; and

               (b) Options granted by Geron pursuant to the terms the following Pre-existing License Agreements have expired without having been exercised: the Option Agreement between Geron and AviGenics, Inc., dated December 12, 2000; the Option Agreement between Geron and Origen Therapeutics, Inc., dated December 19, 2000; and the Option Agreement between Geron and Viragen, Inc., dated May 15, 2001.

     10.4 Licensor Covenants. Each Licensor hereby covenants that such Licensor will:

               (a) comply with all terms of its Third-Party License Agreement(s) and the Pre-existing License Agreement(s), unless waived by the other party in accordance with the applicable agreement, and will be responsible for making all payments due under the Third-Party License Agreement(s) and/or the Pre-existing License Agreements (except if and to the extent such terms or payment obligation is assumed by NewCo pursuant to Section 6.3);

               (b) notify NewCo promptly if such Licensor receives any notice or written communication threatening or stating that the Third-Party Licensor, UMass, or any third party sublicensee intends to terminate the Third-Party License Agreement(s), the UMass Agreement, or Pre-existing License Agreement, or modify, assign or amend such agreement(s) in any way that adversely affects this Agreement or NewCo’s rights hereunder;

               (c) not terminate, amend or assign, nor by act or omission permit the termination, amendment or assignment of, the Third-Party License Agreement(s) or the Pre-existing License Agreement without the prior written consent of NewCo in the event such termination, amendment or assignment would affect any of NewCo’s rights and obligations hereunder; and

               (d) promptly provide NewCo with copies of all communications regarding any alleged or actual breach of the Third-Party License Agreements or the Pre-existing License Agreements.

     10.5 Representations and Warranties by NewCo. NewCo hereby represents and warrants that:

               (d) the execution, delivery and performance of this Agreement by NewCo (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action on NewCo’s part, and (iii) have been approved by NewCo’s Board of Directors; and

               (e) to the knowledge of NewCo and to the extent consistent with applicable law, the terms and conditions of this Agreement constitute legally binding obligations of NewCo.

     10.6 NewCo Covenants. NewCo hereby covenants that NewCo will:

               (a) Notify the applicable Licensor if NewCo receives any notice or written communication threatening or stating that a Third-Party Licensor, UMass, or any third party sublicensee intends to terminate the Third-Party License Agreement(s), the UMass Agreement, or Pre-existing License Agreement, or modify, assign or amend such agreement(s) in any way that adversely affects this Agreement or the Licensor’s rights hereunder;

               (b) Promptly provide the applicable Licensor with copies of all communications regarding any alleged or actual breach of the Third-Party License Agreements or the Pre-existing License Agreements; and

               (c) Not knowingly take any action or knowingly omit to take any action NewCo is obligated to take under this Agreement that NewCo knows is reasonably likely to result in a breach by a Licensor of any of its Third-Party License Agreements that would give the applicable Third-Party Licensor cause for termination of such Third-Party License Agreement in accordance with its terms, without the written permission of the applicable Licensor.

     10.7 Patent Validity. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be deemed or construed as a representation or warranty by any Party that any patent or inventor’s certificate within the Licensed Patents of such Licensor is valid or enforceable or that valid and enforceable patents will result from prosecution of any associated patent applications.

11 DISCLAIMER.

     EXCEPT AS PROVIDED IN SECTION 10, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF (INCLUDING, WITHOUT LIMITATION, ITS TECHNOLOGY OR THE VALIDITY OF ANY PATENT). THE PARTIES HEREBY DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING (WITHOUT LIMITATION) ANY WARRANTY OF ACCURACY, TITLE, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, AND MERCHANTABILITY AND ANY AND ALL WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

12 LIMITATION OF LIABILITY.

     IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY

KIND OF ANY OTHER PARTY, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE, LOSS OR INACCESSIBILITY OF DATA, OR INTERRUPTION OF BUSINESS, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13 INDEMNIFICATION.

     13.1 Indemnification Obligations. Each Party shall indemnify, defend and hold harmless each of the other Parties, their Affiliates, successors and assigns and their respective directors, officers, employees and agents from and against any and all liabilities, damages, losses, settlements, penalties, fines, costs and expenses, including, without limitation, reasonable attorneys’ fees (any of the foregoing to be referred to herein as “Damages”) of whatever kind or nature (but not including taxes), to the extent arising from any third party claim, action, suit or proceeding based on any breach of such Party’s representations, warranties or covenants as set forth in this Agreement, except to the extent attributable to a material breach by any other Party of any term of this Agreement.

     13.2 NewCo Indemnification Obligations. NewCo shall indemnify, defend and hold harmless each of the Licensors, their Affiliates, successors and assigns and their respective directors, officers, employees and agents from and against any and all Damages of whatever kind or nature (but not including taxes), to the extent arising from any third party claim, action, suit or proceeding based on the exercise by (i) NewCo or (ii) a NewCo sublicensee of any or all of the rights granted to NewCo in Sections 2 and 3 pursuant to a sublicense granted by NewCo under Section 4 of those rights, except to the extent attributable to a material breach by any Licensor(s) of any term of this Agreement.

     13.3 Procedure. For purposes of Section 13.1 and Section 13.2, the indemnified Party shall give prompt written notice to the indemnifying Party of any suits, claims, actions, proceedings or demands by third parties that may give rise to any claim for which indemnification may be required under this Section 13; provided, however, that failure to give such notice shall not relieve the indemnifying Party of its obligation to provide indemnification hereunder except, if and to the extent that such failure materially and adversely affects the ability of the indemnifying Party to defend or mitigate the applicable suit, claim, action, proceeding or demand. The indemnifying Party shall be entitled to assume the defense and control of any such suit, claim, action proceeding or demand at its own cost and expense; provided, however, that the other Party shall have the right to be represented by its own counsel at its own cost in such matters. Neither the indemnifying Party nor the indemnified Party shall settle or dispose of any such matter in any manner that would adversely affect the rights or interests of the other Party (including the obligation to indemnify hereunder) without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, action, proceeding or demand, such cooperation to include, without limitation, using reasonable efforts to provide or make available documents, information and witnesses.

14 CONFIDENTIALITY.

     14.1 Confidential Information. The Parties recognize that, in connection with the performance of this Agreement, each Discloser may disclose “Confidential Information” (as defined below) to the other Recipients. For purposes of this Agreement “Confidential Information” means (i) proprietary information (whether owned by the Discloser or a third party to whom the Discloser owes a nondisclosure obligation) that is marked as confidential at the time of disclosure to the Recipient, or if in oral or in other intangible form or in any form that is not so marked, that is identified as confidential at the time of such disclosure and summarized in writing and transmitted to the Recipient within thirty (30) days of such disclosure; and (ii) all unpublished invention disclosures or patent applications and patent application file histories disclosed by a Licensor in any form to NewCo. “Confidential Information” shall not include information which: (A) was known to the Recipient at the time of the disclosure by the Discloser as indicated by the Recipient’s contemporaneous written records; (B) has become publicly known through no wrongful act of the Recipient; (C) has rightfully been received by the Recipient from a third party without a duty of confidentiality; or (D) was independently developed by the Recipient without reference to the Discloser’s Confidential Information. The Recipient agrees (x) not to use any such Confidential Information for any purpose other than in the performance of its obligations or exercise of its rights under this Agreement or any Transaction Document and (y) not to disclose any such Confidential Information, except (1) to its employees, contractors, or other bona fide commercial partners who are reasonably required to have the Confidential Information in connection herewith or with any of the other Transaction Documents; (2) to its agents, representatives, lawyers, accounting firms, and other advisers that have a need to know such Confidential Information; (3) to Persons in connection with a financing, strategic partnership, merger, acquisition, investment or proposed financing, strategic partnership, merger, acquisition or investment, where such Persons are subject to an obligation of confidentiality at least comparable to that set forth in this Section 14.1, (4) to sublicensees, in accordance with Section 4; (5) to third parties with whom Recipient is in good faith discussions relating to entering into a sublicense relationship; (6) to patent authorities and foreign patent associates and agents in NewCo’s exercise of its rights and performance of its obligations pursuant to Section 7; (7) pursuant to, and to the extent of, a request or order by a Governmental Authority, provided, however, that prior to any such requested or ordered disclosure, Recipient shall give the Discloser reasonable advance notice of any such disclosure and shall cooperate with Discloser in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information of Discloser; and/or (8) to the extent authorized by the Discloser in advance in writing. The Recipient shall take the same degree of care that it uses to protect its own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use or disclosure of the Confidential Information of the Discloser.

     14.2 Terms of Agreement. Each Party agrees that the terms and conditions of this Agreement and the Transaction Documents shall be treated as confidential information and that no reference thereto shall be made without the prior written consent of the other Parties (which consent shall not be unreasonably withheld) except (a) as required by applicable law including, without limitation, by the Securities and Exchange Commission (“SEC”), (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, and (d) in connection with a financing, strategic partnership, merger, acquisition or proposed financing, strategic partnership, merger or acquisition. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby. For the avoidance of doubt, the Parties acknowledge and agree that Geron may disclose this Agreement to the SEC, provided Geron seeks confidential treatment of confidential information contained herein identified by any Party.

     14.3 Remedies. Each Party acknowledges and agrees that (i) its obligations under this Section 14 are necessary and reasonable to protect the other Parties and each of the other Parties’ businesses, (ii) any violation of these provisions could cause irreparable injury to the other Parties for which money damages would be inadequate, and (iii) as a result, the other Parties shall be entitled to injunctive relief against a breach or a threatened breach of the provisions of this Section 14 without the necessity of proving actual damages. The Parties agree that the remedy set forth in this Section 14 is in addition to and in no way preclude any other remedies or actions that may be available under this Agreement or under applicable law.

     15 MISCELLANEOUS.

     15.1 Governing Law; Consent to Jurisdiction.

               (a) Governing Law. The validity, construction and enforceability of this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, irrespective of the conflict of laws principles of the State of California, as to all matters; provided, however, all questions with respect to validity or enforceability of any patents or patent applications shall be determined in accordance with the laws of the respective country in the territory in which such patents or patent applications shall have been granted or filed, as applicable.

               (b) Consent to Jurisdiction. Each of the Parties irrevocably submits to the jurisdiction of (i) the Superior Court of the State of Arizona, Maricopa County, (ii) the United States District Court in Phoenix, Arizona, for the District of Arizona, (iii) the Superior Court of the State of California, San Francisco County, and (iv) the United States District Court in San Francisco, California, for the Northern District of California, for the purposes of any suit, action or other proceeding not foreclosed by arbitration pursuant to Section 15.15. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such

Party’s respective address set forth below shall be effective service of process for any action, suit or proceeding in Arizona or California with respect to any matters to which it has submitted to jurisdiction in this Section 15.1(b). Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding not foreclosed by binding arbitration pursuant to Section 15.15 in (i) the Superior Court of the State of Arizona, Maricopa County, (ii) the United States District Court in Phoenix, Arizona, for the District of Arizona, (iii) the Superior Court of the State of California, San Francisco County, and (iv) the United States District Court in San Francisco, California, for the Northern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

     15.2 Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (c) if by overnight courier service, on the second (2nd) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to ELS:

4455 East Camelback Road
Suite B100
Phoenix, AZ 85018
Attention: Jonathan Thatcher

with copies (which copy shall not constitute notice) to:

12357A Riata Trace Pkwy, Suite 100
Austin, Texas 78727
Attention: Scott Davis

and

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: John Campbell, Esq.
Telephone: 415-268-7000
Facsimile: 415-268-7522

If to NewCo:

stART Licensing, Inc.
4455 East Camelback Road
Suite B100
Phoenix, AZ 85018
Attention: Manager

with a copy (which copy shall not constitute notice) to:

12357A Riata Trace Pkwy, Suite 100
Austin, Texas 78727
Attention: Scott Davis

and to Geron at the address below.

If to Geron:

230 Constitution Drive
Menlo Park, CA 94025
Attention: Chief Executive Officer

with a copy (which copy shall not constitute notice) to:

230 Constitution Drive
Menlo Park, CA 94025
Attention: Senior Vice President, Business Development

or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Section 15.2.

     15.3 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and materially changes the economic benefit of this Agreement to any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement. Notwithstanding the foregoing, if any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

     15.4 References; Subject Headings. The article, section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the articles, sections or paragraphs to which such headings apply

     15.5 Further Assurances. NewCo and the Licensors shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

     15.6 Expenses. Each of the Parties will bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel used or hired in connection with the negotiation and preparation of this Agreement.

     15.7 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by one or both of the other Parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

     15.8 Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Exhibits hereto) and the Transaction Documents, together with any other written agreements executed contemporaneously herewith, constitute the entire agreement between the Parties and supersede all previous and contemporaneous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

     15.9 Assignment. The Parties agree that this Agreement and any of the Parties’ rights and obligations hereunder may not be transferred or assigned, by contract, operation of law or otherwise, (hereafter “assign”) to a third party without the prior written consent of the other Parties hereto, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, a Party may assign this Agreement and all of its rights and obligations hereunder without consent of the other Parties to (i) its Affiliates, and (ii) to the surviving or acquiring entity in connection with a Change of Control; provided that any such assignee agrees in writing to be bound by the terms and conditions of, and assumes in writing all obligations and liabilities under, this Agreement and in the event that a Licensor assigns this Agreement, the Licensor may only assign together with an assignment of all rights licensed to NewCo hereunder. Any assignment not in conformance with this Section 15.9 shall be null, void and of no legal effect. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.

     15.10 Independent Contractors. The relationship of the Parties established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any agency or other relationship between or among any of the Parties.

     15.11 No Beneficiaries. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties and their Affiliates who hold Securities, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

     15.12 Effectiveness. This Agreement, if signed by a duly authorized representative of each Party, shall be effective as of the Effective Date.

     15.13 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

     15.14 Public Announcements. Any public announcement concerning this Agreement or the subject matter hereof shall be subject to the prior written consent of ALL Parties. Such consent shall not be unreasonably withheld or delayed by ANY Party. Prior to any such public announcement, the Party wishing to make the announcement will submit a draft of the proposed announcement to the other Parties in sufficient time to enable the other Parties to consider and comment thereon.

     15.15 Dispute Resolution. Any dispute, controversy, or claim arising out of or related to this Agreement or to the breach, termination, or invalidity thereof (each a “Dispute”) shall be solely and exclusively settled by confidential, binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, subject to the terms and conditions of this Section 15.15. The Parties agree that prior to initiating any arbitration proceedings against the other(s) with respect to any Dispute, they will follow the procedures set forth in this Section 15.15 in an attempt to resolve such Dispute.

               (a) Executive Negotiations. In the event of a Dispute, any Party may provide written notice to the other Parties describing such Dispute and a proposed resolution in reasonable detail “Resolution Notice”). The president or CEO of each Party involved in the Dispute, or their respective designees who shall have the authority to resolve such Dispute, shall attempt to resolve such Dispute through good faith negotiations. If any Dispute cannot be settled by agreement of the involved Parties pursuant to the preceding sentence within sixty (60) days after receipt of the Resolution Notice (“Negotiation Period”), then any Party may, by written notice to the other(s) requesting resolution by arbitration (“Arbitration Demand”), invoke the dispute resolution provisions of Section 15.15(b).

               (b) Arbitration. Any Dispute subject to arbitration under this Agreement shall be adjudicated by three (3) neutral and impartial arbitrators. In the event that only two Parties are parties to the dispute, each Party shall appoint one arbitrator within thirty (30) days after the other Party’s receipt of the Arbitration Demand, and the two arbitrators so appointed will then, within ninety (90) days of the receipt of the Arbitration Demand, jointly appoint the third arbitrator, who shall serve as chairperson of the arbitration tribunal; provided that if the two arbitrators cannot agree within such period on a third arbitrator, the American Arbitration Association shall appoint the third arbitrator. In the event that three Parties are parties to the dispute, each Party shall appoint one arbitrator within thirty (30) days after the last date of receipt of the Arbitration Demand by a Party (other than the Party submitting such demand) and the American Arbitration Association shall appoint one of them to serve as chairperson of the arbitration tribunal. The decision of the arbitration tribunal shall be final and binding upon the parties to the dispute, and may be entered in any competent court for judicial acceptance of such an award and order of enforcement. All costs of the arbitration and arbitrators shall be shared equally by the parties to the dispute, but each Party shall be responsible for the costs of its own legal and other representatives and witnesses. The arbitrators shall not have the right or authority to award punitive damages to any Party. Arbitration will take place in Phoenix, Arizona. The Parties agree that the arbitration proceedings and its contents shall be kept confidential, except as may otherwise be required by applicable law.

               (c) Injunctive Relief. Notwithstanding anything to the contrary in this Section 15.15, each Party may, and expressly reserves the right to, seek judicial relief from any court of competent jurisdiction in order to obtain an injunction or other equitable relief or to enforce the provisions of Section 14 or to otherwise obtain temporary relief pending the outcome of the arbitration for breaches or threatened breaches of this Agreement by any Party which have the potential to cause irreparable injury to the other Party(ies). Examples of such breaches include, without limitation, breaches of confidentiality obligations, use of technology outside the scope of the licenses granted herein, actions or omissions with respect to Licensor’s obligations relating to Third-Party License Agreements and Pre-existing License Agreements and breach of Licensor obligations with respect to Adversarial Actions or other challenges to the Licensed Patents.

     15.16 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, regardless of which Party may be deemed to have authored the ambiguous provision.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective duly authorized representatives.

For NewCo		For ELS

Signature:	/s/ Scott Davis	Signature:	/s/ Jonathan Thatcher

Name:	Scott Davis	Name:	Jonathan Thatcher
Title:		Title:

Date:		Date:

For Geron

Signature:	/s/ David J. Earp

Name:	David Earp
Title:

Date:

Geron Bio-Med Limited, a wholly owned Subsidiary of Geron, (“Bio-Med”) hereby acknowledges and consents to Geron’s entering into this Agreement in accordance with its terms, and waives any and all rights it may have under its agreements with Geron that may conflict with or otherwise be violated by the terms and conditions of this Agreement absence such consent by Bio-Med.

For Geron Bio-Med Limited

Signature:	/s/ David L. Greenwood

Name:	David Greenwood
Title:

Date:

[Signature Page to Contribution and License Agreement]

EXHIBIT A

Licensor Patents

ELS Patents

None.

Geron Patents1

	Series
	Geron	Issued in /	Pending in /
Title	Reference	Patent No.	Serial No.

Improved Method for Cloning Pigs / Improved Cloning Method Using Oocytes Matured in Vivo	720	U.S. 6,548,741	U.S. 10/414,458	720/002C 720/003C

Animal Tissue for	730		*	730/002
Xenotransplantation			*

Animal Tissue with Carbohydrate Antigens Compatible for Human Transplantation [and a Carbohydrate Determinant Selection System for Homologous			* *	731/002
	731		* *	731/201AU
Recombination]			* *	731/202EP

Vectors for Telomerizing Nuclear Donor Cells and Improving the Efficiency of Nuclear Transfer / Use of Telomerase Reverse Transcriptase to Create Knockout	732		*
Animals			*	732/002

			*	732/201EP
			*

A Strategy for Maintaining Pregnancy	740	U.S. 6,673,987		740/001

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1	Note: all of the patents and patent applications in this section constitute Intellectual Property arising from a collaboration between Geron and Roslin relating to the Xeno Pig Project as those two terms are defined in the Geron Roslin Research Agreement

EXHIBIT B

Third-Party Patents

I. Patents

ELS

     1. Roslin Patents (under the Licence Agreement dated June 2, 1998):2

A. Quiescent Cell Populations for Nuclear Transfer
(Quiescence – Geron 700 Series

Prority Date:	31 August 1995

Priority Application No.:	* filed in the name of ROSLIN INSTITUTE
(EDINBURGH)*

Priority Application No.:	* filed in the name of ROSLIN INSTITUTE
(EDINBURGH)*

International Filing Date:	30 August 1996

Granted Patents
Country	Patent No.	Geron Ref. No.
U.S.	6,147,276*	700/201
Austria	0849990; E 199115*	700/201AT
Belgium	0849990 *	700/201BE
Denmark	0849990 *	700/201DK
Europe	0849990*	700/201EP
France	0849990*	700/201FR
Germany	0849990 *	700/201DE
Ireland	0849990*	700/201IE
Italy	0849990*	700/201IT
Luxembourg	0849990*	700/201LU

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2	* The patents and patent applications in this section constitute Existing Patents as that term is defined in the Exeter Roslin License Agreement.

Monaco	0849990*	700/201MC
Netherlands	0849990*	700/201NL
Slovenia	0849990*	700/201SI
Spain	0849990*	700/201ES
Switzerland	0849990*	700/201CH
Australia**	716956*	700/201AU
Hong Kong	HK1004938*	700/201HK
	HK1019394*	700/202HK D
New Zealand	316149*	700/201NZ
	334288*	700/202NZ D
Singapore	50267*	700/201SG
	75155*	700/202SG D
South Africa	967390*	700/201ZA
United Kingdom	GB2318578*	700/201UK
	GB2331751*	700/202UK D

**	Granted following successful outcome of opposition proceedings

Applications Pending in:

Application
Country	Serial No.	Geron Ref. No.
*	* *	700/203AUD
*	* *	700/201BR
*	* *	700/201CA
*	* *	700/201CN
*	* *	700/202EP D
	* *	700/203EP D
*	* *	700/201JP
*	* *	700/201KR
*	* *	700/201MX
*	* *	700/203NZD
*	* *	700/001UK
*	* *	700/203C
	* *	700/202D

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

B. Unactivated Oocytes as Cytoplast Recipients for Nuclear Transfer
(MAGIC – Geron 710 Series)

Priority Date:	31 August 1995

Priority Application No.:	* filed in the name of ROSLIN INSTITUTE (EDINBURGH)*

International Application No.:	* filed in the name of ROSLIN INSTITUTE
(EDINBURGH)*

International Filing Date:	30 August 1996

Granted Patents
Country	Patent No.	Geron Ref. No.
U.S.	6,252,133*	710/201
	6,525,243*	710/203C
Australia**	728809*	710/201AU
Hong Kong	HK1004937*	710/201HK
	HK1024381*	710/202HK D
New Zealand	316148*	710/201NZ
	335407*	710/202NZ D
Singapore	SG75919*	710/201SG D
South Africa	96/7383*	710/201ZA
United Kingdom	GB2318792*	710/201UK
	GB2340493*	710/202UK D

**	Granted following successful outcome of opposition proceedings

Applications pending in:

Application
Country	Serial No.	Geron Ref. No.
*	**	710/202AUD
	**	710/203AUD
*	**	710/201BR
*	**	710/201CA
*	**	710/201CN
*	**	710/201EP
*	**	710/201JP
*	**	710/201KR

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

*	* *	710/201MX

	* *	710/202MX D

*	* *	710/203NZ D

*	* *	710/201SG

*	* *	710/001UK

*	* *	710/202D

	* [3] *	710/204C

	* [4] *	710/205C

	* [5] *	710/206C

	* [6] *	710/207C

	* [7] *	710/214C

	* [8] *	710/215C

	* *	710/216C

	* *	710/217C

Geron Patents

     1. Roslin Patents (under the Research and License Agreement dated May 3, 1999):

     [None]9

     2. Roslin Patents (under the License Agreement dated April 30, 1999):10

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[3]	*

[4]	*

[5]	*

[6]	*

[7]	*

[8]	*

[9]	No patents or patent applications constituting Jointly Owned Intellectual Property (as that term is defined in the Geron Roslin Research Agreement) are included in the Licensed Patents as of the Effective Date.

[10]	* The patents and patent applications in this section constitute Patent Rights as that term is defined in the Geron Roslin License Agreement.

1. Quiescent Cell Populations for Nuclear Transfer
(Quiescence – Geron 700 Series

Prority Date:	31 August 1995

Priority Application No.:	* filed in the name of ROSLIN INSTITUTE
(EDINBURGH)

Priority Application No.:	* filed in the name of ROSLIN INSTITUTE
(EDINBURGH)

International Filing Date:	30 August 1996

Granted Patents
Country	Patent No.	Geron Ref. No.
U.S.	6,147,276	700/201
Austria	0849990; E 199115	700/201AT
Belgium	0849990	700/201BE
Denmark	0849990	700/201DK
Europe	0849990	700/201EP
France	0849990	700/201FR
Germany	0849990	700/201DE
Ireland	0849990	700/201IE
Italy	0849990	700/201IT
Luxembourg	0849990	700/201LU
Monaco	0849990	700/201MC
Netherlands	0849990	700/201NL
Slovenia	0849990	700/201SI
Spain	0849990	700/201ES
Switzerland	0849990	700/201CH
Australia**	716956	700/201AU
Hong Kong	HK1004938	700/201HK
	HK1019394	700/202HKD
New Zealand	316149	700/201NZ
	334288	700/202NZD
Singapore	50267	700/201SG
	75155	700/202SGD
South Africa	967390	700/201ZA
United Kingdom	GB2318578	700/201UK
	GB2331751	700/202UKD

**	Granted following successful outcome of opposition proceedings

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Applications Pending in:

Application
Country	Serial No.	Geron Ref. No.
*	*	700/203AU D
*	*	700/201BR
*	*	700/201CA
*	*	700/201CN
*	*	700/202EP D
	*	700/203EP D
*	*	700/201JP
*	*	700/201KR
*	*	700/201MX
*	*	700/203NZ D
*	*	700/001UK
*	*	700/203C
	*	700/202D

2. Unactivated Oocytes as Cytoplast Recipients for Nuclear Transfer
(MAGIC – Geron 710 Series)

Priority Date:	31 August 1995

Priority Application No.:	* filed in the name of * * (EDINBURGH)

International Application No.:	* filed in the name of * * (EDINBURGH)

International Filing Date:	30 August 1996

Granted Patents
Country	Patent No.	Geron Ref. No.
U.S.	6,252,133	710/201
	6,525,243	710/203C
Australia**	728809	710/201AU
Hong Kong	HK1004937	710/201HK
	HK1024381	710/202HK D
New Zealand	316148	710/201NZ
	335407	710/202NZ D
Singapore	SG75919	710/201SG D
South Africa	96/7383	710/201ZA
United Kingdom	GB2318792	710/201UK
	GB2340493	710/202UK D

**	Granted following successful outcome of opposition proceedings

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Applications pending in:

Application
Country	Serial No.	Geron Ref. No.
*	*	710/202AU D
	*	710/203AU D
*	*	710/201BR
*	*	710/201CA
*	*	710/201CN
*	*	710/201EP
*	*	710/201JP
*	*	710/201KR
*	*	710/201MX
	*	710/202MX D
*	*	710/203NZ D
*	*	710/201SG
*	*	710/001UK
*	*	710/202D
	*[11]	710/204C
	*[12]	710/205C
	*[13]	710/206C
	*[14]	710/207C
	*[15]	710/214C
	*[16]	710/215C
	*	710/216C
	*	710/217C

II. Invention Disclosures

A. ELS

     1. UMass CT invention disclosure (under the CT License Agreement)

          UMA 01-02 *

The prosecution, maintenance and enforcement rights with respect to the Patents marked with * are not transferable by the applicable Licensor (and will not be transferred) to NewCo at the Effective Date (and are thus excluded from Section 7.2).

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11	*

12	*

13	*

14	*

15	*

16	*

EXHIBIT C

Third-Party License Agreements

A.	ELS

Exclusive License Agreement by and between ACT and ELS dated as of October 22, 2003, as amended by the Letter Agreement between ACT and ELS dated as of October 20, 2003, and as further amended by the ACT letter signed by ACT and agreed and accepted by ELS and UMass dated as of October 21, 2003.

Licence Agreement between Roslin and PPL Therapeutics – (Scotland) Limited, dated as of June 2, 1998, as amended and assigned by PPL Therapeutics to ELS by the Assignation and Variation Agreement between and among Roslin, ELS and PPL Therapeutics, dated December 2003, as further amended by the Roslin Consent dated as of April 5, 2005.

B.	Geron

License Agreement between and among Geron, Roslin, and Roslin Bio-Med Limited dated April 30, 1999, as amended by the Agreement dated September 30, 2003, as further amended by the Roslin Consent dated as of April 5, 2005.

Research and License Agreement between Geron and Roslin dated May 3, 1999, as amended by the First Amendment to Research and License Agreement dated October 1, 2002, and the Agreement dated September 30, 2003, as further amended by the Roslin Consent dated as of April 5, 2005.

EXHIBIT D

Pre-existing License Agreements

A. ELS

Sublicense Agreement between ELS and ViaGen, Inc., dated April 4, 2005.

Sublicense Agreement between ELS and Viable Genetics, LLC., dated April 4, 2005.

Non-Exclusive License Agreement between ELS and Pharmathene. Inc. dated March 4, 2005.

B. Geron

Agreement among Geron, Clone Australia Pty Ltd., and AgResearch Ltd., dated July 11, 2001.

Sublicence Agreement between Geron and Clone Australia Pty Ltd., dated December 21, 2000.

License Agreement between Geron and ProLinia, Inc., dated May 15, 2001.

License Agreement between Geron and Xenotrans, Ltd., dated April 6, 2004.

License Agreement (Protein Field) between Geron and Revivicor, Inc., dated October 27, 2004.

License Agreement (Xenotransplantation) between Geron and Revivicor, Inc., dated October 27, 2004.

EXHIBIT E

Adversarial Actions

1. Patent Interference No. 104,809

Strelchenko et al. (junior party) Application No. 09/357,445

v.

Campbell & Wilmut (senior party) Application No. 09/650,194

Status: Final Judgment entered. Not appealed.

2. Patent Interference No. 104,746

Stice et al. (junior party) Patent No. 5,945,577

v.

Campbell & Wilmut (senior party) Application No. 09/650,194

Status: Final Judgment entered December 20, 2004. Appealed.

Appeal:

U. Mass. & ACT v. Roslin, Geron & Exeter
U.S. District Court for the District of Columbia Case No. 1:05CV00353 (RMU)

Status: Pending

3. Patent Interference No. 105, 192.

Stice et al. (junior party) Patent No. 6,235,970 and Reissue Application No. 10/833,993)

v.

Campbell & Wilmut (senior party) Application No. 09/989,126

Status: Final Judgment entered February 11, 2005. Subject to appeal.